Exhibit 99.2

SOLOMON TECHNOLOGIES, INC.

Patent Litigation

QUESTION AND ANSWER SHEET

Set forth below are basic questions and answers with respect to the Toyota patent infringement litigation.

1.	Description of the patent held by Solomon.

Solomon holds a patent under U.S. Patent No 5,067,932. This patent is referred to by Solomon as the Electric Wheel®.

2.	Description of the claimed infringement.

The elements contained in the Toyota Prius and Highlander hybrid transmissions have infringed upon several claims granted by the US Patent office in Patent No. 5,067,932.

3.	When did the infringement start?

We believe that infringement has been ongoing for sometime. We will be investigating the actions of Toyota in connection with this and will have more information as the litigation progresses.

4.	How was it discovered?

A detailed examination was recently made of an existing Toyota Prius transmission comparing the parts of the transmission against the claims granted in Patent No. 5,067,932. Based on this examination and an extensive review by patent counsel it became clear that Toyota was engaging in significant infringement. A follow up examination indicates that the infringement continued in the most current model of the Toyota Prius.

5.	What is the remedy being sought?

Solomon is seeking to enjoin Toyota from further infringement and/or to receive damages from Toyota based upon its infringement.

6.	What is the amount of damages claimed?

The exact amount of damages will have to be determined after examination of Toyota’s records but based only on information concerning sales to date by Toyota the damages should be significant.

7.	When do you expect to talk to Toyota?

The lawsuit has just been filed and it is far too early to expect any response. As the litigation proceeds we will make further statements as appropriate.

8.	What law firm is handling this claim?

We have retained the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to represent Solomon in this matter. We have every confidence in their expertise and ability to aggressively pursue this matter.

9.	How long will it take to litigate?

Patent litigation can often take many years. We are prepared for this and will rely on the advice of counsel as to the overall approach taken.

10.	How will Solomon pay for the cost of the lawsuit?

Solomon will seek to obtain the necessary capital to fund this litigation over its life. Solomon will also work with its patent counsel to arrange for funding some portion of the costs through contingency arrangements. These details will be worked out in the near future with no assurance that satisfactory funding can be obtained.